Exhibit 99.2
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Announces Updated Phase 2 UVIDEM® Results
Showing Durable Disease Control and Tolerability in Advanced
Melanoma Patients
IRVINE, Calif. — November 2, 2007 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced updated results from a Phase 2 UVIDEM® (IDD-3) melanoma vaccine clinical trial (DC-MEL-202). The updated results showed that the investigational agent UVIDEM showed evidence of clinical activity and induction of immune response and was well tolerated in patients with advanced melanoma.
The data are being presented during a poster session at the International Society for Biological Therapy of Cancer (iSBTc) annual meeting today in Boston.
“There is a distinct need in the medical community for new treatments for metastatic melanoma,” said Dr. Antoni Ribas, associate professor of medicine and surgery at UCLA and associate director of tumor immunology at the Jonsson Comprehensive Cancer Center. “The early analysis of data from the Phase 2 clinical trial with IDM Pharma’s cancer vaccine, UVIDEM, has demonstrated that a small portion of patients is able to gain control of their disease through stimulating their bodies’ natural defenses — their immune system cells, and they were able to do so with minimal side effects.”
Study design and findings
DC-MEL-202 is a single arm, two-stage Phase 2 trial designed to evaluate clinical and immunological activities and the incidence and severity of adverse events of a multivalent dendritic cell-based vaccine (UVIDEM) in patients with in-transit or low volume metastatic melanoma. Thirty-three patients were treated in the study and the results to date are as follows:
•	Clinical response (RECIST): out of the 33 patients treated, 9 (30%) showed evidence of clinical benefit (1 complete response (CR), 2 partial responses (PR) and 6 stable disease (SD)) with duration of response ranging from 7.2 to 29.7 months.
°	To date, none of the patients who had an objective response by RECIST have relapsed.
°	The survival rate at 12 months is 67% and 18 patients are still alive

°	Progression Free Survival (PFS) from apheresis is 4.8 months (95% CI, 3.94-5.72).
•	Assessment of pathological response in 2 patients (1 PR, 1 SD) showed no residual melanoma.
•	Immune response: 18 out of 29 evaluated patients (62%) showed a significant increase in TAA-specific cytokine-producing cells.
°	The most frequently recognized antigens after vaccination with UVIDEM were gp100 and MAGE.
•	UVIDEM was well tolerated with only one possibly related serious adverse event (SAE) reported (age-related macular degeneration).
“The available results of this trial are very encouraging given the difficult-to-treat patient population,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma, Inc. “We are confident in the potential of this product to fulfill the unmet medical need and look forward to the completion of our Phase 2 program as well as the initiation of the Phase 3 program.”
About UVIDEM
UVIDEM is a therapeutic specific immunostimulant developed by IDM Pharma in partnership with sanofi-aventis. IDM Pharma is responsible for the clinical development, regulatory and manufacturing activities for UVIDEM. Sanofi-aventis has worldwide marketing rights to UVIDEM in melanoma. UVIDEM consists of mature dendritic cells loaded with lysates from melanoma tumor cell lines. UVIDEM is produced in IDM Pharma cGMP manufacturing facilities in Irvine, California and in Paris, France.
UVIDEM has been administered to 143 patients in clinical development. Completion of patient enrollment in two Phase 2 clinical trials was previously announced. Thirty-eight patients with malignant melanoma were included in the U.S. Phase 2 study and 53 patients with resected stage II/III melanoma were included in the European randomized Phase 2 study. IDM Pharma plans on initiating a final Phase 2 trial in 82 melanoma patients with M1a or M1b stage disease and/or in transit lesions in the fourth quarter of 2007.
About Melanoma
According to the American Cancer Society, in 2007 approximately 60,000 new melanoma cases are expected to be diagnosed and it is estimated that approximately 8,000 people in the United Sates will die from the disease.
In Europe, there are more than 60,000 new cases a year and more than 16,000 deaths annually.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.

About sanofi-aventis
Sanofi-aventis is one of the world leaders in the pharmaceutical industry, ranking number one in Europe. Backed by a world-class R&D organization, sanofi-aventis is developing leading positions in seven major therapeutic areas: cardiovascular, thrombosis, oncology, metabolic diseases, central nervous system, internal medicine and vaccines. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).
Forward-Looking Statements
This press release includes and the presentation described in this press release will include forward-looking statements that reflect management’s current views of future events including statements regarding the Phase 2 UVIDEM study and the potential for UVIDEM as a treatment for melanoma. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates, and the Company’s dependence on intellectual property. These factors and others affecting the Company’s business are more fully discussed in the Company’s Annual Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.